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Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sauer-Danfoss Inc.
at
$58.50 Net Per Share
by
Danfoss Acquisition, Inc.
a wholly owned subsidiary of
Danfoss A/S

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON APRIL 11, 2013, UNLESS THE OFFER IS EXTENDED.

March 15, 2013

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated March 15, 2013 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchaser and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Danfoss Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"), to purchase, upon the terms and subject to the conditions set forth in the Offer, all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (other than the Company and its subsidiaries) (collectively, the "Danfoss Group") at a purchase price of $58.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes.

        The board of directors of the Company, based on the unanimous recommendation of a special committee comprised solely of independent and disinterested directors, has unanimously (other than directors nominated to the Company board of directors by Parent, each of whom abstained) adopted resolutions: (a) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (b) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, substantively and procedurally fair to and in the best interests of the unaffiliated stockholders of the Company; (c) recommending that the holders of Shares (other than the Danfoss Group) accept the Offer and tender their Shares pursuant to the Offer; and (d) recommending that the holders of Shares (other than the Danfoss Group) adopt the Merger Agreement.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The price paid in the Offer is $58.50 per Share, net to you in cash, without interest and less applicable withholding taxes.

          2.     The Offer is being made for all outstanding Shares not already owned by the Danfoss Group.

          3.     The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on April 11, 2013, unless the Offer is extended (as extended, the "Expiration Date").

          4.     Consummation of the Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the issued and outstanding Shares, excluding Shares owned by (a) the Danfoss Group and their affiliates (including Bitten & Mads Clausens Fond, the controlling stockholder of Parent, but excluding the Company and its subsidiaries), (b) the officers and directors of any member of the Danfoss Group or its affiliates (other than the Company and its subsidiaries) and (c) the officers and directors of the Company. The Offer is also subject to other conditions set forth in the Offer to Purchase. There is no financing condition to the Offer.

          5.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 1, 2013, among Parent, the Purchaser and the Company (the "Merger Agreement"), under which after completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each issued and outstanding Share (other than Shares held in treasury by the Company or owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or the Company or held by stockholders who properly perfect appraisal rights under the Delaware General Corporation Law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from the Purchaser an amount in cash equal to the Offer Price, without interest thereon and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

          6.     Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding rate of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        The Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

        Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Wells Fargo Bank, N.A. (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth under "The Offer—Section 3—Procedure for Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary's account at the Book-Entry Transfer Facility, are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sauer-Danfoss Inc.
at
$58.50 Net Per Share
by
Danfoss Acquisition, Inc.
a wholly owned subsidiary of
Danfoss A/S

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 15, 2013 (the "Offer to Purchase") and the related Letter of Transmittal, in connection with the offer by Danfoss Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Danfoss A/S ("Parent"), a corporation organized under the laws of Denmark, to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its subsidiaries (other than the Company and its subsidiaries) at a purchase price of $58.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

Number of Shares to be Tendered:		SIGN HERE
	Shares*	Signature(s)
Dated	, 2013	(Name(s)) (Please Print)
(Title(s)) (If Signing in a Fiduciary or Representative Capacity)
(Addresses)
(Zip Code)
(Area Code and Telephone Number)
(Taxpayer Identification or Social Security No.)
*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

Please return this form to the brokerage firm or other nominee maintaining your account.

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  Exhibit (a)(1)(v)